Exhibit 99.1

Press Release

News Release

June 9, 2025

FOR IMMEDIATE RELEASE

Genuine Parts Company Announces Executive Officer Changes

Randy Breaux to Retire as Group President, GPC North America

Alain Masse Promoted to President, North America Automotive

ATLANTA – Genuine Parts Company (NYSE: GPC), a leading global service provider of automotive and industrial replacement parts and value-added solutions, announces Randy Breaux’s decision to retire as Group President, GPC North America at the end of 2025. The company also announced Alain Masse’s promotion from President, UAP, Inc., GPC’s Canadian automotive business, to the newly created role of President, North America Automotive, effective August 2025. Mr. Breaux will serve in an advisory role until his retirement to assist in an orderly and seamless transition.

“It is with great appreciation we share Randy’s decision to retire. He has been an invaluable asset to GPC throughout his 14 years with the company, including his recent years as Group President, GPC North America,” said Will Stengel, President and CEO. “His dedication to people and leadership has been instrumental in building strong, trusted relationships across our industrial and automotive segments. Randy has played a key role in the selection process of his successor, showing true character and commitment to GPC. We are deeply grateful for his remarkable contributions and wish him all the best in this new chapter of his life.”

Mr. Masse joined GPC in 2011 as Executive Vice President, Heavy Vehicle Parts Division at UAP, Inc. and was promoted two years later to Executive Vice President, NAPA. In 2015, he was named President of UAP. With over 14 years of progressive experience at GPC, Mr. Masse is a highly motivated leader with a deep understanding of the automotive aftermarket industry and NAPA business model.

In the new role, Mr. Masse will oversee the automotive businesses across North America. He will report to Will Stengel, President and Chief Executive Officer.

“We are thrilled to announce Alain’s promotion to President, North America Automotive,” Mr. Stengel continued. “This strategic decision helps build on the momentum in our North America automotive business and creates new commercial opportunities given the similar operating strategies. Under Alain’s leadership, UAP has successfully partnered with independent owners, suppliers and customers to drive significant improvements in performance and market share. He is widely respected for his collaborative, leadership style, deep commitment to partnership and proven ability to build high-performing, accountable teams. This transition highlights the strength of our leadership bench and the effectiveness of our succession planning.”

About Genuine Parts Company

Established in 1928, Genuine Parts Company is a leading global service provider of automotive and industrial replacement parts and value-added solutions. Our Automotive Parts Group operates across the U.S., Canada, Mexico, Australasia, France, the U.K., Ireland, Germany, Poland, the Netherlands, Belgium, Spain and Portugal, while our Industrial Parts Group serves customers in the U.S., Canada, Mexico and Australasia. We keep the world moving with a vast network of over 10,700 locations spanning 17 countries supported by more than 63,000 teammates. Learn more at genpt.com.

Investor Contact:	Media Contact:
Timothy Walsh (678) 934-5349	Heather Ross (678) 934-5220
Vice President - Investor Relations	Vice President – Global Strategic Communications

Source: Genuine Parts Company

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